Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is hereby made and entered into effective as of May 6, 2020 (the “Effective Date”), by and between GOLD MERGER SUB, LLC, a Delaware limited liability company (“GLP”), BOYD (OHIO) PROPCO, LLC, a Delaware limited liability company (“Boyd”) and BOYD TCIV, LLC, a Nevada limited liability company (“Boyd Parent” and, together with Boyd, each a “Boyd Party” and, collectively, the “Boyd Parties”; GLP, Boyd and Boyd Parent are referred to herein collectively as the “Parties” and each a “Party”).

RECITALS

A.      Boyd is the owner of certain real property located at 6301 Kellogg Road, Cincinnati, Ohio, known as “Belterra Park” and more particularly described on Exhibit A attached hereto (the “Land” and, together with the Improvements (as defined below) thereon and the Land Rights (as defined below), the “Property”).

B.      GLP has made a loan to Boyd in the amount of $57,683,995.00 evidenced by that certain Promissory Note, dated as of October 15, 2018, from Boyd in favor of GLP (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Note”) and secured by that certain Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Boyd to GLP dated as of October 15, 2018, recorded in the Hamilton County Recorder’s Office on October 22, 2018 in Official Record 13779, Page 1437 (the “Original Mortgage”), which Original Mortgage was corrected pursuant to that certain Corrective Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Boyd to GLP dated as of October 15, 2018 and recorded in the Hamilton County Recorder’s Office on February 22, 2019 in Official Record 13860, Page 748 (the “Mortgage”), which Mortgage and Original Mortgage encumber, inter alia, the Property.

C.      In consideration of the agreement by GLP to the satisfaction of the Note, the Mortgage and the Original Mortgage and the release by GLP of its lien on the Property and other property encumbered by the Mortgage, Boyd and Boyd Parent wish to consummate the Merger (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I.

DEFINED TERMS

Section 1.1     Defined Terms.

Capitalized terms not otherwise defined in the body of this Agreement shall have the respective meanings set forth in Exhibit B attached hereto.

Article II.

MERGER

Section 2.1     Merger.

Subject to the terms and conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”), at the Effective Time, Boyd shall be merged with and into GLP (the “Merger”) and the separate corporate existence of Boyd shall thereupon cease. GLP shall be the surviving company in the Merger (and from and after the Effective Time shall be referred to as, the “Surviving Company”) and shall continue to be governed by the laws of the State of Delaware and the separate entity existence of GLP with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 2.2     Effective Time.

Contemporaneously with the Closing, the Parties shall cause a Certificate of Merger meeting the requirements of Section 18-209 of the DLLCA (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware and in accordance with the terms and conditions of the DLLCA. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA, or at such later time which the Parties shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

Section 2.3     Effects of the Merger.

The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing sentence, but subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of each of GLP and Boyd shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of each of GLP and Boyd shall become the debts, liabilities, obligations and duties of the Surviving Company, all as provided under the DLLCA.

Section 2.4     Certificate of Formation and Limited Liability Agreement of Surviving Company.

At the Effective Time, the Certificate of Formation of GLP shall be the Certificate of Formation of the Surviving Company.

Section 2.5     Merger Consideration.

As consideration for the Merger, GLP shall, as of the Effective Time, (i) forgive and release Boyd from its obligation to pay any and all amounts due and payable under the Note and deliver the original Note to Boyd Parent marked “cancelled” (the “Cancelled Note”), and (ii) direct the Title Company to record a release of the Mortgage (and, to the extent it remains recorded, the Original Mortgage) in the Hamilton County Recorder’s Office in the form attached hereto as Exhibit C (the “Mortgage Release”).

Section 2.6     Tax Treatment of Merger.

The Merger will be treated for income tax purposes as a taxable asset acquisition consisting of the exchange of the Property by Boyd in satisfaction of the Note, Mortgage and Original Mortgage issued by GLP. Boyd, Boyd Parent, GLP, and their respective Affiliates shall each report the Merger for all Tax purposes in a manner consistent with such treatment, including on all applicable Tax Returns. The terms and provisions of this Section 2.6 shall survive the Closing.

Section 2.7     Evidence of Authorization

On the Closing Date, GLP and each Boyd Party shall deliver to the other evidence in form and content reasonably satisfactory to the other Parties that (a) such Party is duly organized and validly existing under the laws of the state of its organization, is qualified to do business in all other jurisdictions as are necessary to effectuate the transactions contemplated by this Agreement, and has the power and authority to enter into this Agreement and the documents, agreements, instruments and assignments delivered upon Closing pursuant hereto (the “Closing Documents”), (b) this Agreement and all Closing Documents have been duly executed and delivered by such Party, and (c) the performance by such Party of its obligations under this Agreement and the Closing Documents have been duly authorized by all necessary corporate, partnership, limited liability company or other action (collectively, “Evidence of Authorization”).

Article III.

CLOSING

Section 3.1     Closing Date.

The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on the Effective Date (the “Closing Date”). Notwithstanding anything to the contrary herein, the Parties intend that the transactions contemplated by this Agreement shall be consummated as a so called “sign and close” transaction and no Party shall be obligated to another under this Agreement unless and until the Closing occurs in accordance with this Agreement.

Section 3.2     Deliveries by GLP.

On the Closing Date, GLP shall deliver or shall cause to be delivered the following to Boyd Parent:

1.	the Certificate of Merger;

2.	the Mortgage Release;

3.	the Cancelled Note;

4.	GLP’s Evidence of Authorization; and

5.	a waiver in the form attached hereto as Exhibit E (“Waiver”).

Section 3.3     Deliveries by Boyd.

On the Closing Date, Boyd and Boyd Parent (as applicable) shall deliver or shall cause to be delivered to GLP:

1.	the Certificate of Merger;

2.	Boyd’s Evidence of Authorization;

3.	Boyd Parent’s Evidence of Authorization; and

4.

An Officer’s Certificate, by PNK (Ohio), LLC (“Tenant”), as tenant under that certain Master Lease by and between Boyd and Tenant dated October 15, 2018 relating to the Property (the “Lease”), executed and delivered in accordance with Section 23.1(a) of the Lease (other than clause (ii) thereof), in the form attached hereto as Exhibit D.

Section 3.4     Closing Costs and Prorations.

(a)     Each Party shall be responsible for the full amount of their own accounting, legal and consulting fees and expenses incurred in connection with the negotiation and preparation of this Agreement and any other Closing Documents and otherwise in connection with Closing.

(b)     All recording charges and fees in connection with the Certificate of Merger and the Mortgage Release shall be shared equally by Boyd Parent and GLP.

(c)     There shall be no adjustments or prorations of any items of income and expenses with respect to the Property (including, without limitation, for utilities, water charges, taxes, assessments, rents, vault charges and other items customarily prorated by sellers and purchasers of real property similar to the Property) between the Boyd Parties and GLP at Closing. All such liabilities and obligations owed, and any utility deposits, receivables or other amounts due and owing, in connection with the Property shall remain the obligations, liabilities and receivables of Boyd and/or Tenant as provided for under the terms of the Lease.

(d)     Tenant shall continue to have the exclusive right under the Lease to commence, prosecute, settle, compromise or continue any proceeding to determine the assessed value of the Property, the real or personal property taxes payable with respect to the Property or any action to contest water charges, sewer charges, sales tax or use tax for the relevant taxable period (or portion thereof) prior to the Closing Date and to settle or compromise any claim thereof if such settlement applies (i) to the period (or portion thereof) prior to the Closing Date, and/or (ii) to the period from and after the Closing Date, but solely to the extent provided for in the Lease. Any refunds or proceeds resulting from such proceedings shall be the sole property of Tenant and GLP shall have no claim thereto.

Section 3.5     Boyd Master Lease. GLP and Boyd Parent will in good faith work together to add the Property to that certain Master Lease by and between GLP and Boyd Parent dated October 15, 2018, relating to the properties known as Belterra Resort, Ameristar St. Charles, Ameristar Kansas City, and Ogle Haus (as amended, modified or supplemented from time to time in accordance with its terms, the “Boyd Master Lease”) at the existing rent and for all other amounts payable under the Lease promptly following the delivery of a new private letter ruling to Gaming & Leisure Properties, Inc., from the Internal Revenue Service, including, without limitation, by Boyd Parent entering into a Sublease with Tenant for Tenant’s continued operation of the Property following the addition of the Property to the Boyd Master Lease and Boyd Parent causing Tenant to become an additional guarantor under that certain Guaranty of Master Lease dated as of October 15, 2018, by Ameristar Casino Kansas City, LLC, Ameristar Casino St. Charles, LLC, Belterra Resort Indiana LLC, and Ogle Haus, collectively as Guarantors, and GLP, as landlord.

Article IV.

REPRESENTATIONS AND WARRANTIES OF BOYD

Boyd and Boyd Parent, jointly and severally, hereby make the following representations and warranties to GLP as of the Effective Date:

Section 4.1     Organization of Boyd Parties.

Each Boyd Party is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to carry on its business as now being conducted and to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereby to which it is a party.

Section 4.2     Authority; No Conflict; Required Filings and Consents.

(a)     This Agreement has been duly authorized, executed and delivered by each Boyd Party, and constitutes the valid and binding obligations of each Boyd Party, enforceable against each Boyd Party in accordance with its terms, except as such enforceability may be limited by creditors rights, laws and general principles of equity.

(b)     The execution and delivery of this Agreement and the other agreements contemplated hereby by each Boyd Party shall not, and the consummation by each Boyd Party of the transactions contemplated by this Agreement and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of such Boyd Party, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, agreement, Contract, instrument or obligation to which such Boyd Party is a party or by which such Boyd Party and/or the Property may be bound, other than consents and approvals obtained prior to the Effective Date, (iii) to Boyd’s Knowledge, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any respect, any material permit, concession, franchise, license, judgment, or Legal Requirement applicable to such Boyd Party, or (iv) to Boyd’s Knowledge, result in the imposition or creation of any Lien upon or with respect to the Property other than the Lease or any other Permitted Encumbrance, except in the case of clauses (ii) and (iii) hereof for any such conflicts, violations, breaches, contraventions, defaults, terminations, cancellations, accelerations or losses, failures to obtain any such consent or waiver, or any such revocation, withdrawal, suspension, cancellation, termination or modification which would not prevent or delay the Closing or prevent, delay or adversely affect the performance by such Boyd Party of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

(c)     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person shall be required by, or with respect to, either Boyd Party in connection with the execution and delivery of this Agreement or the other agreements contemplated hereby by such Boyd Party or the consummation by such Boyd Party of the transactions to which it is a party that are contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or delay the Closing or prevent, delay or adversely affect the performance by any Boyd Party of the transactions contemplated by this Agreement or the other agreements contemplated hereby and (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by GLP of the transactions contemplated by this Agreement or the other agreements contemplated hereby to which it is a party.

Section 4.3     Real Property.

(a)     Boyd has good and valid title in fee simple to the Property, subject only to the Permitted Encumbrances.

(b)     Boyd has provided to GLP a true, correct and complete copy of the Lease, together with any and all amendments, modifications, and/or supplements thereto.

(c)     To Boyd’s Knowledge, Boyd has not received written notice that the Property or any portion thereof is in violation of any applicable Legal Requirements in any material respects, except for such violations which, individually or in the aggregate, would not adversely affect in any material respect the current use of the Property.

(d)     There are no pending Legal Proceedings and none, to Boyd’s Knowledge, have been threatened in writing to Boyd relating to the Property and/or the interests of Boyd therein which would be reasonably likely to interfere in any material respect with the use, occupancy, ownership, improvement, development and/or operation of the Property and/or the interest of Boyd therein, except as set forth in Schedule 4.3(b).

(e)     To Boyd’s Knowledge, neither Boyd Party has received written notice that either the whole or any part of the Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, nor, to Boyd’s Knowledge, has any such condemnation or other taking been threatened or contemplated. No Boyd Party has entered into any agreement in lieu of condemnation therefor.

(f)     Except for the Mortgage and Permitted Encumbrances, to Boyd’s Knowledge, the Property is free of Encumbrances that interfere in any material respect with the use, occupancy, ownership, improvement, development and/or operation of the Property.

Section 4.4     Litigation; Orders.

(a)     Except as set forth on Schedule 4.4(a), there are no pending Legal Proceedings (A) not fully covered by insurance, or (B) seeking injunctive relief, in each case that have been commenced by or against any Boyd Party and that relate to or may adversely affect the Property and/or Boyd’s ownership thereof. No such Legal Proceeding has been, to Boyd’s Knowledge, threatened in writing to Boyd.

(b)     To Boyd’s Knowledge, there are no Governmental Orders that are material, individually or in the aggregate, to which the Property (or any portion thereof) is subject, and neither Boyd Party is subject to any such Governmental Order, that relates to the Property (or any portion thereof). To Boyd’s Knowledge, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such material Governmental Order to which any Boyd Party or the Property (or any portion thereof) is subject.

Section 4.5     Bankruptcy.

Each Boyd Party is solvent and has not made (1) a general assignment for the benefit of creditors; (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by such Boyd Party’s creditors; (3) suffered the appointment of a receiver to take possession of all or substantially all of such Boyd Party’s assets; (4) suffered the attachment or other judicial seizure of all, or substantially all, of such Boyd Party’s assets; (5) admitted in writing its inability to pay its debts as they become due; or (6) made an offer of settlement, extension or composition to its creditors generally. There are no bankruptcy proceedings pending or, to Boyd's Knowledge, threatened against any Boyd Party.

Section 4.6     OFAC.

Each Boyd Party is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”). Neither any Boyd Party nor any Affiliate of any Boyd Party (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Section 4.7     Anti-Money Laundering.

Each Boyd Party is in compliance with is in compliance with that certain Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, as amended from time to time (the “Patriot Act”) and all rules and regulations promulgated under such Patriot Act applicable to such Boyd Party, and any other applicable anti-money laundering laws in the State and any other jurisdictions in which such Boyd Party operates (the “AML Laws”); and (A) is not now, nor has been at any time in the past five (5) years, under investigation by any relevant Governmental Authority for, or has been charged with or convicted of a money-laundering crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has never been assessed a civil penalty under any AML Laws; (C) has not had any of its funds seized, frozen or forfeited in any action relating to any violations of the AML Laws; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally-derived property, or of money or monetary instruments which are (or which any Boyd Party suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all AML Laws, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

Section 4.8     Brokers.

Neither Boyd Party has dealt with any broker, finder or other middleman in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, middleman or Person has claimed, or has the right to claim, through either Boyd Party a commission, finder’s fee or other brokerage fee in connection with this Agreement or the transactions contemplated hereby.

Section 4.9     The Interests.

The Interests are free and clear of all, and not subject to any, options, liens, charges, agreements, claims, restrictions or other encumbrances of any kind or nature. The Interests represent 100% of the ownership interests in Boyd and are all owned by Boyd Parent. The Interests have been validly issued and are fully paid, non-assessable, and not certificated. There are no options, warrants, rights of first or last offer, rights of first or last refusal, puts, calls, commitments or other claims or rights of actual or potential purchase or ownership of any nature or character whatsoever relating to the Interests or Boyd or any direct or indirect, legal or beneficial, interest therein, or the issuance of additional securities of Boyd.

Section 4.10     Delivery of True Documents.

The Boyd Parties have delivered to GLP a true and complete copy of the operating agreement of Boyd in effect as of the date of this Agreement (the “Entity Document”). There are no other agreements, oral or written, to which any direct or indirect constituent owner of Boyd is a party relating to voting, consent, economic interests or other rights affecting the management or governance of, and/or any direct or indirect, legal or beneficial, interest in, Boyd, other than the Entity Document.

Section 4.11     Taxes.

Boyd (A) has timely filed (or had filed on its behalf) all material Tax Returns required to be filed by Boyd (after giving effect to any filing extension granted by a governmental body) or that were otherwise required to be filed with respect to the Property and (B) has paid (or had paid on its behalf) all Taxes due and owing by it, whether or not shown on its Tax Returns. Boyd is, and has always been, an entity disregarded as separate from its owner for U.S. federal income tax purposes, and is not taxed as a corporation in any jurisdiction in which it operates. The accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of Boyd established in the Financial Statements are complete and adequate to cover any liabilities for Taxes that are not yet due and payable. Boyd has duly and timely withheld and paid to the appropriate governmental authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person, and Boyd has complied with all information reporting and other Tax Return filing requirements with respect thereto. Boyd (i) does not have any liability for Taxes of any other Person arising from the application of Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign Legal Requirements, or as a transferee or successor, by contract, or otherwise, and (ii) is not, and has never been, a party to any agreement for the sharing, indemnification, or allocation of Taxes. No deficiencies for Taxes have been claimed, proposed or assessed in writing against Boyd by any governmental authority, and none of Boyd or any of its Affiliates has received any written notice of any claim, proposal or assessment against Boyd or the Property for any such deficiency for Taxes. No audit, judicial or administrative proceeding or other examination with respect to any Taxes is pending or threatened against or with respect to Boyd or the Property. Boyd has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes.

For purposes of this Section 4.11, the following terms have the following meanings:

“Tax Returns” shall mean any declaration, report, certificate, claim for refund, filing, election, estimated tax filing or return (including any information return) or statement filed or required to be filed with any governmental authority with respect to Taxes, including any schedules, attachments, supplements or amendments thereto.

“Tax” or “Taxes” shall mean any and all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, real property, personal property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, unclaimed property, escheat, alternative minimum, environmental, customs, social security, unemployment, sick pay, disability, and registration taxes, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, or as transferee or under any agreements or arrangements with any other Person or pursuant to any applicable Legal Requirements and including any liability for Taxes of a predecessor entity.

“Treasury Regulations” means the regulations promulgated by the United States Department of Treasury with respect to the Code.

Section 4.12     No Other Activities.

The Property and the proceeds and income therefrom represent the only assets of Boyd, and at all times since its formation, Boyd has not owned or held any interest in any assets other than, or engaged in any business unrelated to, the Property and the proceeds and income therefrom.

Section 4.13     Employee Matters.

There are no employees of Boyd.

Section 4.14     Liabilities.

Boyd does not have any Liabilities, except (1) for Liabilities of Boyd under or in respect of the Lease, (2) Liabilities of Boyd for which Tenant is responsible pursuant to the Lease, and (3) for Liabilities which have arisen in the ordinary course of Boyd’s business consistent with past custom and practice that are not material.

Article V.

REPRESENTATIONS AND WARRANTIES OF GLP

GLP hereby makes the following representations and warranties to Boyd as of the Effective Date:

Section 5.1     Organization. GLP is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to carry on its business as now being conducted and to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereby to which it is a party.

Section 5.2     Authority; No Conflict; Required Filings and Consents.

(a)     This Agreement has been duly authorized, executed and delivered by GLP, and constitutes and will constitute the valid and binding obligations of GLP enforceable against GLP in accordance with its terms, except as such enforceability may be limited by creditors rights, laws and general principles of equity.

(b)     The execution and delivery by GLP of this Agreement and the other agreements contemplated hereby to which GLP is or will be a party do not, and the consummation by GLP of the transactions to which it is a party that are contemplated by this Agreement and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of GLP, (ii) result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, lease, or other material Contract or obligation to which GLP is a party or by which it or any of its properties or assets may be bound, other than consents and approvals obtained by GLP prior to the Effective Date, or (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any material respect, any material permit, concession, franchise, license, judgment, or Legal Requirement applicable to GLP or any of its properties or assets, except, in the case of clauses (ii) and (iii) hereof, for any such contraventions, conflicts, breaches, violations, terminations or defaults, or failure to obtain such consents or waivers, or revocations, withdrawals, suspensions, cancellations, terminations or modifications that would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by GLP of the transactions contemplated by this Agreement or the other agreements contemplated hereby to which it is a party.

(c)     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by, of or with respect to GLP in connection with the execution and delivery by GLP of this Agreement or the other agreements contemplated hereby to which GLP is a party or the consummation by GLP of the transactions contemplated hereby or by the other agreements contemplated hereby to which GLP is a party, except for (i) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or delay the Closing or prevent, delay or adversely affect the performance by any Boyd Party of the transactions contemplated by this Agreement or the other agreements contemplated hereby and (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by GLP of the transactions contemplated by this Agreement or the other agreements contemplated hereby to which it is a party.

Section 5.3     Litigation.

As of the date hereof, there are no actions, claims, suits or proceedings pending, and GLP has not received any notice of any action, claim, suit or proceeding threatened, in each case against GLP before any Governmental Authority, which, if determined adversely, would, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by GLP of the transactions contemplated by this Agreement or the other agreements contemplated hereby to which it is a party.

Section 5.4     Brokers.

GLP has not dealt with any broker, finder or other middleman in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, middleman or Person has claimed, or has the right to claim, through GLP a commission, finder’s fee or other brokerage fee in connection with this Agreement or the transactions contemplated hereby.

Section 5.5     OFAC.

GLP is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof. Neither GLP nor any Affiliate of GLP (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders, (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Section 5.6     Anti-Money Laundering.

GLP is in compliance with is in compliance with the Patriot Act and all rules and regulations promulgated under such Patriot Act applicable to GLP, and the AML Laws; and (A) is not now, nor has been at any time in the past five (5) years, under investigation by any relevant Governmental Authority for, or has been charged with or convicted of a money-laundering crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has never been assessed a civil penalty under any AML Laws; (C) has not had any of its funds seized, frozen or forfeited in any action relating to any violations of the AML Laws; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally-derived property, or of money or monetary instruments which are (or which GLP suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all AML Laws, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

Article VI.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 6.1     Survival of Representations and Warranties.

(a)     The representations and warranties of the Boyd Parties set forth in this Agreement (the “Boyd Representations”) shall survive the Closing for (i) as to the Boyd Representations set forth in Section 4.14 (the “Liabilities Representations”), until March 31, 2022 (from the Effective Date through and until March 31, 2022, the “Liabilities Survival Period”), and (ii) as to all other Boyd Representations, for a period of twelve (12) months (the “Base Survival Period” and, together with the Liabilities Survival Period, each a “Survival Period”).

(b)     The representations and warranties of GLP set forth in this Agreement (the “GLP Representations”) shall survive the Closing for the Base Survival Period.

(c)     The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the expiration of the Survival Period applicable to such representations and warranties; provided, however, that all Boyd Representations and GLP Representations shall continue to survive beyond the Survival Period applicable thereto if a claim for a breach thereof is made prior to the expiration of such Survival Period. The termination of the representations and warranties provided herein shall not affect a party in respect of any good faith claim made by such party in reasonable detail in writing received by an Indemnifying Party prior to the expiration of the applicable Survival Period provided herein.

Section 6.2     Indemnification

(a)     From and after the Closing, Boyd Parent shall indemnify, save and hold harmless GLP and its Affiliates, and their respective agents, trustees, shareholders, partners, members, directors, officers, employees, agents and representatives, and the heirs, legal representatives, successors and assigns of each of the foregoing (each, a “GLP Indemnified Party” and collectively, the “GLP Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys’ fees and any amounts paid in settlement of the foregoing (“Damages”), incurred by or asserted against any GLP Indemnified Parties in connection with, arising out of, or resulting from:

(i)     subject in all instances to Sections 6.1 and 6.5, any breach by any Boyd Party of any Boyd Representations; and/or

(ii)     any breach of any obligation, covenant or agreement to be performed or satisfied by any Boyd Party pursuant to this Agreement and/or the Closing Documents.

(b)     From and after the Closing, GLP shall indemnify, save and hold harmless Boyd Parent and their respective Affiliates, and their respective agents, trustees, shareholders, partners, members, directors, officers, employees, agents and representatives, and the heirs, legal representatives, successors and assigns of each of the foregoing (each, a “Boyd Indemnified Party” and collectively, the “Boyd Indemnified Parties”) from and against any and all Damages incurred by or asserted against any Boyd Indemnified Parties in connection with, arising out of, or resulting from:

(i)     subject in all instances to Section 6.1, any breach of any GLP Representations; or

(ii)     any breach of any obligation, covenant or agreement to be performed or satisfied by GLP pursuant to this Agreement and/or the Closing Documents.

Section 6.3     Procedure for Claims between Parties.

If a claim for Damages is to be made by a GLP Indemnified Party or Boyd Indemnified Party (each, an “Indemnified Party”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and, to the extent then ascertainable, the monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article VI. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

Section 6.4     Defense of Third Party Claims.

(a)     If any Legal Proceeding is initiated against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this Article VI may be sought, Notice thereof, together with copies of all notices and communication relating to such Third Party Claim, shall be given to the Indemnifying Party as promptly as practicable.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

(b)     If it so elects to do so, the Indemnifying Party shall be entitled to:

(i)     take control of the defense and investigation of such Third Party Claim if the Indemnifying Party by written notice to the Indemnified Party;

(ii)     employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such Legal Proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has reasonably concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or that there exists a conflict of interest, in which event such Indemnified Party shall be entitled to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party); and

(iii)     compromise or settle such Third Party Claim, which compromise or settlement shall be made (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim, without any admission of wrongdoing of any nature whatsoever to or by such Indemnified Party, and provides only for monetary damages that will be paid in full by the Indemnifying Party.

(c)     If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall reasonably cooperate with each other in any notifications to insurers.

(d)     If the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to undertake the defense, compromise or settlement of such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)     If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

Section 6.5     Limitations on Indemnity.

No GLP Indemnified Party shall seek, or be entitled to, indemnification from Boyd Parent pursuant to Section 6.2(a) (other than with respect to a breach of the Liabilities Representations) unless the aggregate claims for Damages of the GLP Indemnified Parties for which indemnification is sought pursuant to Section 6.2(a) (other than with respect to a breach of the Liabilities Representations) exceed five hundred seventy thousand dollars ($570,000), in which event Boyd Parent shall be liable for all such Damages in excess of such amount. Notwithstanding anything to the contrary set forth herein, the GLP Indemnified Parties’ aggregate recovery against Boyd Parent in connection with claims made pursuant to Section 6.2(a) (other than with respect to a breach of the Liabilities Representations) shall not exceed two million eight hundred fifty thousand dollars ($2,850,000); provided, however, notwithstanding anything to the contrary herein, in no event and under no circumstances shall the foregoing be interpreted as a limit on Boyd Tenant’s liability for any matters under the Lease. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, if and to the extent the Lease (a) provides for the right of any GLP Indemnified Parties to be indemnified or reimbursed by Tenant for any and all Damages for which Boyd Parent is otherwise obligated to indemnify such GLP Indemnified Parties pursuant to the indemnity set forth in Section 6.2 (the “Boyd Parent Indemnity”), and/or (b) the Lease provides that Tenant bears liability, responsibility, and remedial obligations for any Damages for which Boyd Parent is otherwise obligated to indemnify such GLP Indemnified Parties pursuant to the Boyd Parent Indemnity, then the applicable provisions of the Lease shall control and such GLP Indemnified Parties shall be prohibited from pursuing any indemnification right under the Boyd Parent Indemnity or other remedies under this Agreement that relate in any way to such Damages, it being acknowledged and agreed by GLP and Boyd Parent that the Lease does not provide for the right of any GLP Indemnified Parties to be indemnified or reimbursed by Tenant, or for Tenant to bear any liability, responsibility, and/or remedial obligations, for Damages which may arise pursuant to the Boyd Parent Indemnity for a breach of any representations and warranties set forth in Sections 4.9, 4.10, 4.11 (other than representations relating to (i) the Property or (ii) any Taxes or Tax Returns relating to or in respect of the Property), 4.12, and/or 4.14.

Section 6.6     Exclusive Remedy.

After the Closing, except with respect to actual fraud, the indemnities provided in this Article VI shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.

Article VII.

GENERAL PROVISIONS

Section 7.1     Amendment.

No provision of this Agreement or of any document or instrument entered into, given or made pursuant to this Agreement may be amended, changed, waived, discharged or terminated except by an instrument in writing, signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought.

Section 7.2     Time of Essence.

Time is of the essence with respect to each date and each time set forth in this Agreement.

Section 7.3     Entire Agreement.

This Agreement and other documents delivered at the Closing set forth the entire agreement and understanding of the parties in respect of the transactions contemplated by this Agreement, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by GLP, Boyd, and/or Boyd Parent that is not embodied in this Agreement, or in the attached Exhibits or the written certificates, schedules or instruments of assignment or conveyance delivered pursuant to this Agreement, and neither GLP, nor Boyd nor Boyd Parent shall be bound by or liable for any alleged representations, promise, inducement or statement of intention not therein so set forth.

Section 7.4     No Waiver.

No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder shall constitute a waiver of any party’s right to demand strict compliance with the terms of this Agreement.

Section 7.5     Counterparts.

This Agreement, any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto may be executed in two or more counterparts, and, when so executed, will have the same force and effect as though all signatures appeared on a single document. Any signature page of this Agreement or of such an amendment, supplement, document or instrument may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages.

Section 7.6     Costs and Attorneys’ Fees.

If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby or thereby (including, without limitation, the enforcement of any obligation to indemnify, defend or hold harmless provided for herein or therein), or because of an alleged dispute, default, or misrepresentation in connection with any of the provisions of this Agreement or of such document or instrument, the successful or prevailing party shall be entitled to recover actual attorneys’ fees, charges and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

Section 7.7     Payments.

Except as otherwise provided herein, payment of all amounts required by the terms of this Agreement shall be made in the United States and in immediately available funds of the United States of America that, at the time of payment, is accepted for the payment of all public and private obligations and debts.

Section 7.8     Parties in Interest.

The rights and obligations of the parties hereto shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and the legal representatives of their respective estates. Nothing in this Agreement is intended to confer any right or remedy under this Agreement on any Person other than the parties to this Agreement and their respective successors and permitted assigns, or to relieve or discharge the obligation or liability of any Person to any party to this Agreement or to give any Person any right of subrogation or action over or against any party to this Agreement.

Section 7.9     Applicable Law, Waiver of Trial By Jury.

(a)     Applicable Law. This Agreement shall be governed by and construed in accordance with the Legal Requirements of the State of Delaware, without regard to conflicts of law rules of such state. Each of the Parties irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Legal Requirements of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

(b)     Waiver of Trial By Jury. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. FURTHER, EACH OF THE PARTIES HERETO HEREBY CERTIFIES THAT NONE OF ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO THE ACCEPTANCE OF THIS AGREEMENT BY THE OTHER PARTIES HERETO.

Section 7.10     Rules of Construction.

(a)     The Parties agree that they have been represented by counsel during, and each has been active in, the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Legal Requirements or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b)     The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant.

Section 7.11     Interpretation.

When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. When a reference is made in this Agreement to a certain number of days, such reference shall be deemed to refer to “calendar” days unless the reference expressly indicates that the reference is being made with respect to Business Days. In the event that the final date for payment of any amount, or performance of any act hereunder falls on a non-Business Day, such payment may be made or act performed on the next succeeding Business Day. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specifically provided in this Agreement, accounting terms used but not otherwise defined herein have the meanings given to them under GAAP. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires. References to Sections and Articles refer to sections and articles of this Agreement, unless the context requires otherwise. Words such as “herein”, “hereinafter”, “hereof”, “hereby” and “hereunder” and the words of like import refer to this Agreement, unless the context requires otherwise. The term “dollars” or “$” means United States Dollars. References herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof. References herein to any Legal Requirements or any license mean such Legal Requirements or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time.

Section 7.12     Severability.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

Section 7.13     Specific Performance.

The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.14     Confidentiality; Public Announcement.

(a)     Confidentiality. GLP, Boyd and Boyd Parent each hereby agree that the material terms and provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Property (or any portion thereof), GLP, Boyd, and/or Boyd Parent shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto or such party’s Affiliates), without the written consent of GLP, Boyd, and/or Boyd Parent, as applicable. The obligations of the parties hereunder shall not apply to: (a) the extent that the disclosure of information otherwise determined to be confidential is required by applicable Legal Requirements, or by any regulations or securities exchange listing rules applicable to such party or its Affiliates, provided that (i) prior to disclosing such confidential information, such disclosing party shall notify the other party thereof, which notice shall include the basis upon which such disclosing party believes the information is required to be disclosed; and (ii) such disclosing party shall, if requested by the other party, provide reasonable cooperation with the other party to protect the continued confidentiality thereof; (b) the disclosure of confidential information to any Affiliates of GLP, Boyd, and/or Boyd Parent and their respective officers, employees, directors, agents, investors, rating agencies, accountants, attorneys and other consultants, financial advisors, other professional advisors, shareholders, investors and lenders (both actual and potential) who agree to hold confidential such information substantially in accordance with this Section 7.14 or who are otherwise bound by a duty of confidentiality to such party; and (c) such disclosures as may be contained in Section 7.14(b) hereof.

(b)     GLP, Boyd, and Boyd Parent shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and shall provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Legal Requirements (including without limitation the Securities Act, the Exchange Act and any Gaming Laws) or any listing agreement with, or the rules and regulations of, the NASDAQ Stock Market or the Financial Industry Regulatory Authority. Notwithstanding anything to the contrary herein, GLP, Boyd, and Boyd Parent or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by GLP, Boyd, and Boyd Parent and do not reveal non-public information regarding GLP, Boyd, and/or Boyd Parent.

(c)     This Section 7.14 shall survive the Closing.

Section 7.15     Cooperation.

Subject to the limitations in this Agreement, in case at any time after the Closing any further reasonable action is necessary to carry out the purposes of this Agreement and the Closing Documents or to vest GLP with full title to the Property, the proper officers, directors, members, and/or managers of the Boyd Parties and their Affiliates, as applicable, shall take all action reasonably necessary (including executing and delivering further affidavits, instruments, notices, assumptions, releases and acquisitions), and each party shall bear its costs incurred in connection therewith (except to the extent such cost is allocated to such other party pursuant to this Agreement).

Section 7.16     Notices.

(a)     Addresses. Any notices, approvals, requests or demands required to be given, delivered or served or which may be given, delivered or served under or by the terms and provisions of this Agreement, shall be in writing and shall be deemed to have been duly given, delivered or served only if and when (i) delivered by hand to the addressee, (ii) sent by nationally known overnight courier service, (iii) sent by registered or certified mail, postage prepaid, and deposited at any United States Post Office, or (iv) delivered by electronic mail (with confirmation of delivery) (if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day)). Such notices shall be delivered or sent to the addresses set forth below or to any other address as may hereafter be furnished in writing in like manner. The date of delivery or refusal to accept delivery shall be deemed to be the date of service.

GLP:

c/o Gaming and Leisure Properties, Inc.
845 Berkshire Blvd, Suite 200
Wyomissing, PA 19610
Attention: Brandon J. Moore, Esq.
Email: bmoore@GLPROPINC.com

with copies to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention: Yoel Kranz
Email: ykranz@goodwinlaw.com

Boyd and/or Boyd Parent:

c/o Boyd Gaming Corporation

3883 Howard Hughes Parkway, 9th Floor

Las Vegas, NV 89169

Attention: Josh Hirsberg

Email: joshhirsberg@boydgaming.com

with copies to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California 94115
Attention: Brandon Parris and Jeffrey Washenko
E-mail: BParris@mofo.com and JWashenko@mofo.com

(b)     Refusal of Delivery

The inability to deliver any notice, demand or request because the individual to whom it is properly addressed in accordance with this Section 7.16 refused delivery thereof or no longer can be located at that address shall constitute delivery thereof to such individual.

(c)     Change of Address

Each party shall have the right from time to time to designate by written notice to the other parties hereto such other person or persons and such other place or places as said party may desire written notices to be delivered or sent in accordance herewith.

(d)     Attorney’s Signature

Notices signed and given by an attorney for a party shall be effective and binding upon that party.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, GLP, Boyd and Boyd Parent have caused this Agreement to be executed as of the day and year first written above.

BOYD:

BOYD (OHIO) PROPCO, LLC, a Delaware limited liability company

By Boyd TCIV, LLC, a Nevada limited liability company, its Managing Member

By Boyd Gaming Corporation, a Nevada corporation, its Managing Member

By:__/s/ Josh Hirsberg__________________________

Name: Josh Hirsberg

Title: Executive Vice President, Treasurer and Chief Financial Officer

BOYD PARENT:

BOYD TCIV, LLC, a Nevada limited company

By: Boyd Gaming Corporation, a Nevada corporation, its Managing Member

By:__/s/ Josh Hirsberg___________________________

Name: Josh Hirsberg

Title: Executive Vice President, Treasurer and Chief Financial Officer

[Signature Pages Follow]

[Signature Page to Agreement and Plan of Merger]

GLP:

GOLD MERGER SUB, LLC, a Delaware limited liability company

By:____/s/ Brandon J. Moore______________________________

Name: Brandon J. Moore

Title: Vice President & Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBITS AND SCHEDULES

Exhibit A           -     The Land

Exhibit B          -     Defined Terms

Exhibit C          -     Form of Mortgage Release

Exhibit D          -     Form of Officer’s Certificate

Exhibit E          -     Form of Waiver

Schedule 4.3(b)     -     Property Legal Proceedings

Schedule 4.4(a)     -     Boyd Legal Proceedings

EXHIBIT B

DEFINITIONS

In addition to the terms otherwise defined in this Agreement, the following terms shall have the meanings ascribed thereto set forth below:

“Affiliates” of any specified Person shall mean any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Boyd’s Knowledge” shall mean the actual present knowledge of Josh Hirsberg, Tony McDuffie and James Adams (the “Boyd Knowledge Parties”), upon reasonable inquiry and investigation of the matter in question, which shall not require the Boyd Knowledge Parties to commission any third-party reports, investigations or studies and without personal liability to the Boyd Knowledge Parties.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which federal government offices in New York, New York, are closed, or any day on which banking institutions located in New York, New York are required or authorized by law or executive order to close.

“Business” shall mean the casino business and ancillary business uses operated at the Property.

“Contract” shall mean any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Control” shall mean, when used with respect to any specific Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, beneficial interests, by contract or otherwise. The definition is to be “construed to apply equally to variations of the word “Control,” including “Controlled,” “Controlling” or “Controlled by.”

“Encumbrances” shall mean Liens, covenants, conditions, restrictions, agreements, easements, title defects, options, rights of first offer, rights of first refusal, restrictions on transfer, rights of other parties, limitations on use, limitations on voting rights, or other encumbrances of any kind or nature, in each case whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Excluded Assets” shall mean, with respect to the Business, all property, assets, interests, rights, contracts, permits, books, records, intangibles, accounts of every kind and nature other than the property, assets, interests, and rights that are “Leased Property” as defined in the Lease; provided that any improvements made to the Property prior to the execution of the Lease that would have been treated as property of the Tenant under the Lease had they been made after the effective date of the Lease shall be deemed for all purposes to be Excluded Assets.

“Fixtures” shall mean all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Improvements (excluding gaming equipment and machinery, regardless of the manner of attachment and Excluded Assets).

“Gaming Authority” shall mean those federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for, or involved in, the regulation of gaming or similar activities or the sale of liquor in the State, and all state and local regulatory and licensing bodies with authority over gaming and liquor in the State and its political subdivisions.

“Gaming Laws” shall mean all Legal Requirements pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming or racing or similar activities or the sale of liquor.

“Governmental Authority” shall mean any Gaming Authority or domestic, federal, territorial, state or local government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over the Property.

“Governmental Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Improvements” shall mean all buildings, structures, Fixtures and other improvements of every kind now or hereafter located on the Land including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Seller has obtained any interest in such utility pipes, conduits and lines), parking areas and roadways appurtenant to such buildings and structures (excluding any Excluded Assets).

“Interests” shall mean all of the limited liability company membership interests in Boyd.

“Land Rights” shall mean (a) all appurtenances, rights, privileges and easements now or hereafter appertaining to the Land and the Improvements and (b) all right, title and interest of Seller, with respect to the Land and the Improvements, in and to the land lying in the streets, avenues, ways, and roads in front of and adjoining such parcel.

“Legal Requirements” shall mean any law, common law, statute, ordinance, executive order, rule, regulation, order, judgment, administrative order, decree, directive, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, of any Governmental Authority.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other charge on or affecting the Property, any portion thereof or any direct or indirect, legal or beneficial, interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances.

“Losses” shall mean any and all losses, liabilities, obligations, damages, claims and expenses, including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements related thereto.

“Permitted Encumbrances” shall mean each of the following: (i) all present and future zoning, building, land use, air rights, municipal, environmental and other laws, ordinances, codes, restrictions and regulations of all Governmental Authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any; (ii) all presently existing and future liens for unpaid real estate Taxes and water and sewer charges not due and payable as of the Closing Date; (iii) all covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property which are either (A) presently existing or (B) granted to a public utility in the ordinary course, provided that the same shall not have a material adverse effect on the use of the Property for the continued operation of the Business; (iv) possible minor encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, or any adjoining property; (v) minor variations between tax lot lines and lines of record title; (vi) the Lease and the Mortgage and any liens, encumbrances and other matters that are permitted under the Lease or the Mortgage; (vii) all matters shown on that certain Survey for the Property prepared by Berding Surveying dated October 2, 2018 as project number 10099.90; (viii) all matters that an accurate updated survey of the Property would show; (ix) all matters set forth on Schedule B, Part II, of Commitment No. GLW2000527 issued by Fidelity National Title Insurance Company, as of April 10, 2020, at 6:59 am (Ohio time), and (x) any and all matters arising by, through or under GLP.

“Person” shall mean any natural person, partnership, corporation, association, limited liability company, trust or any other legal entity.

“Title Company” shall mean Fidelity National Title Insurance Company.